Exhibit 3.4
ARTICLES OF INCORPORATION
OF
623 LANDFILL, INC.
          Article I. Name. The name of the corporation is 623 LANDFILL, INC.
          Article II. Purpose. The purpose of the corporation is to engage in the business of operating a facility for accepting stumps, construction waste and other non-hazardous solid waste material and all matters relating thereto. The corporation shall have the power to engage in any other business and shall have all powers not prohibited by law or required to be stated in the articles of incorporation.
          Article III. Capital Stock. The aggregate number of shares that the corporation shall have authority to issue is 150 shares of Common Stock, par value $100.00 per share.
          Article IV. Indemnification.
          A. Every person, and his heirs, executors and administrators, who was or is a party is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative, arbitrative or investigative, or was or is the subject of any claim, and whether or not by or in the right of the corporation, by reason of his being or having been a director or officer of the corporation, or by reason of his serving or having served at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, committee, trust or other enterprise, or at the request of the corporation, in any capacity that under federal law regulating employee benefit plans would or might constitute him a fiduciary with respect to any such plan, whether or not such plan is or was for employees of the corporation, shall be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines, penalties, awards, costs, amounts paid in settlement and liabilities of all kinds, actually and reasonably incurred by him in connection with, or resulting from, such action, suit, proceeding or claim, if he acted in good faith and in the manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudicated to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, he is fairly and reasonably entitled to indemnity. The termination of any such action, suit or proceeding by judgment, order or conviction, or upon a plea of nolo contendere or its equivalent, or by settlement, shall not of itself create a presumption that any such person did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.
          B. Any indemnification under the preceding paragraph (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he had met the applicable standard of conduct set forth in said paragraph. Such determination may be made either (i) by the Board of Directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.
          C. Expenses (including attorneys’ fees) incurred by or in respect of any such person in connection with any such action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by, or on behalf of, such person to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.
          D. The Board of Directors of the corporation shall have the power, generally and in specific cases, to indemnify its other employees and agents to the same extent as provided in this Article with respect to its directors and officers.
          E. The provisions of this Article are in addition to, and not in substitution for, any other right to indemnity to which any person who is or may be indemnified by or pursuant to this Article may otherwise be entitled, and to the powers otherwise accorded by law to the corporation to indemnify any such person and to purchase and maintain insurance on behalf of any such person against any liability asserted against or incurred by him in any capacity referred to in this Article or arising out of his status as serving or having served in any such capacity (whether or not the corporation would have the power to indemnify against such liability).
          F. If any provision of this Article shall be adjudicated invalid or unenforceable, such adjudication shall not be deemed to invalidate or otherwise affect any other provision hereof or any power of indemnity which the corporation may have under the laws of the Commonwealth of Virginia.

          Article V. Registered Office and Agent. The initial registered office is located at 2415 Grenoble Avenue, Richmond, Virginia 23229, in the County of Henrico. The initial registered agent is F. G. Pruitt, Jr., whose business address is the same as the initial registered office, and who is a resident of Virginia and a member of the Virginia State Bar.
          Article VI. Board of Directors. The number of directors constituting the initial Board of Directors is three, and their names and addresses are:

Name	Address
F. G. Pruitt, Jr.	Route 2, Box 833
Richmond, Virginia 23233

O. J. Pruitt	Route 2, Box 96-M
Richmond, Virginia 23233

J. Edwin Trader	9209 Venetian Way
Richmond, Virginia 23229
Except for the initial Board of Directors, the number of directors may be fixed by Bylaw, or in the absence of such a Bylaw, shall be three.
Dated: June 28, 1985

/s/ Thomas L. Newton
Thomas L. Newton, Incorporator

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
623 LANDFILL, INC.
     1. Name. The name of the Corporation is 623 Landfill, Inc.
     2. The Amendment. The amendment deletes Article III of the Articles of Incorporation in its entirety and inserts in lieu thereof the following:
     “Article III. Capital Stock. The aggregate number of shares that the corporation shall have authority to issue is 300 shares of Common Stock, par value $100.00 per share.”
     3. The Board of Directors, by unanimous written consent dated as of April 20, 1987, found the amendment to be in the best interests of the Corporation and recommended that it be submitted to a vote of the shareholders.
     4. Shareholder Action. The shareholders of the Corporation by unanimous written consent dated as of April 20, 1987 approved the amendment.
Dated: April 20, 1987

623 LANDFILL, INC.
By:	/s/ O. J. Pruitt
O. J. Pruitt, President